PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES SUSPENSION OF QUARTERLY
CASH DIVIDEND PENDING COMPLETION OF SECOND STEP CONVERSION

Lawrenceburg, Ind., September 27, 2012 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) announced today that the Company’s Board of Directors has voted to suspend the payment of the quarterly cash dividend on the Company’s common stock as a result of the cost and uncertainty associated with United Community MHC’s (the “MHC”) ability to waive receipt of the Company’s dividends. Due to recent changes in federal regulations applicable to mutual holding companies relating to the waiver of dividends by parent mutual holding companies, the Board of Directors has determined to suspend the payment of any further cash dividends on the Company’s common stock until after completion of the MHC’s pending second step conversion, which the Company currently anticipates will be completed in the first calendar quarter of 2013. In recognition that current shareholders will not be receiving dividends until the conversion is completed and the Company establishes a new policy of regular cash dividends, the Company, subject to regulatory approval, also intends to declare and pay a one-time special cash dividend following completion of the conversion.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K filed with the SEC on September 7, 2012 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822